EXHIBIT 2

AMENDED PLAN OF CONVERSION

OF

CARROLL COMMUNITY BANK

FROM MUTUAL TO STOCK ORGANIZATION

March 11, 2011

EXHIBIT 2

EXHIBIT 2

AMENDED PLAN OF CONVERSION OF

CARROLL COMMUNITY BANK

1.	INTRODUCTION

This Amended Plan of Conversion (this “Plan”) provides for the conversion of Carroll Community Bank, a state mutual savings bank that is headquartered in Sykesville, Maryland (the “Bank”), into a commercial bank, a stock form of organization. A new stock holding company (the “Holding Company”) will be established as part of the Conversion and will issue Common Stock in the Conversion. The purpose of the Conversion is to convert the Bank to the capital stock form of organization and to raise capital in the Offering. The Holding Company will offer its Common Stock in the Offering upon the terms and conditions set forth herein. The subscription rights granted to Participants in the Subscription Offering are set forth in Sections 8 through 11 hereof. All sales of Common Stock in the Community Offering or the Syndicated Community Offering will be at the sole discretion of the Board of Directors of the Bank and the Holding Company. The Conversion will have no impact on depositors, borrowers or other customers of the Bank. After the Conversion, the Bank’s insured deposits will continue to be insured by the FDIC to the extent provided by applicable law.

All capitalized terms contained in the Plan will have the meaning ascribed to them in Section 2 hereof.

This Plan has been approved by the at least two-thirds of the members of the Board of Directors of the Bank. This Plan also must be approved by a majority of the votes eligible to be cast a Special Meeting of Members to be called for that purpose. The Commissioner must approve this Plan, and the FDIC must issue a letter of non-objection or its regulatory timeframe for action on the Conversion notice must expire before it is presented to Voting Members for their approval.

After the Conversion, the Bank will continue to be regulated by the Commissioner and the FDIC. Also, all insured savings deposits will continue to be insured by the FDIC up to the maximum provided by law. Additionally after the Conversion, the Holding Company will be regulated by the Federal Reserve.

2.	DEFINITIONS

For the purposes of this Plan, the following terms have the following respective meanings:

Account Holder – Any Person that holds a Deposit Account in the Bank.

Acting in Concert – The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or

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company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company that is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Affiliate – Any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

Appraised Value Range – The range of the estimated consolidated pro forma market value of the Holding Company, which shall also be equal to the estimated pro forma market value of the total number of Subscription Shares to be issued in the Conversion, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter. The maximum and minimum of the Appraised Value Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Appraised Value Range.

Associate – The term Associate when used to indicate a relationship with any person, means (i) any corporation or organization (other than the Holding Company, the Bank or a majority-owned subsidiary of the Bank) if the person is a senior officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization, (ii) any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes of this Plan relating to the sale of Subscription Shares, a person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan, or who is a trustee or fiduciary of such plan, is not an associate of such plan, and except that, for purposes of aggregating total shares that may be held by Officers and Directors, the term “Associate” does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a Director or Officer of the Bank or the Holding Company, or any of their parents or subsidiaries.

Bank – Carroll Community Bank, located in Sykesville, Maryland.

Borrower – Any Person that maintains an outstanding balance on a loan provided by the Bank.

Commissioner – The Maryland Office of the Commissioner of Financial Regulation.

Common Stock – The common stock, par value $0.01 per share, of the Holding Company.

Community – The Maryland counties of Carroll and Howard.

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Community Offering – The offering for sale to certain members of the general public with preference to those persons residing within the Community directly by the Holding Company of shares not subscribed for in the Subscription Offering.

Control – (including the terms “controlling,” “controlled by,” and “under common control with”) means the direct or indirect power to direct or exercise a controlling influence over the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Conversion – Collectively, (1) amendment and restatement of the Bank’s articles of incorporation to reflect a capital stock commercial bank, (2) issuance and sale of capital stock by the Holding Company in the Offering, and (3) purchase by the Holding Company of the capital stock of the Bank immediately following or concurrently with the close of the sale of Holding Company capital stock in the Offering. All transactions shall occur substantially simultaneously.

Deposit Account – Any withdrawable account, including, without limitation, savings, time, demand, NOW accounts, money market, certificate and passbook accounts.

Director – A member of the Board of Directors of the Bank or the Holding Company, as appropriate in the context.

Eligible Account Holder – Any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights and establishing subaccount balances in the Liquidation Account.

Eligibility Record Date – The date for determining Eligible Account Holders of the Bank, which is January 31, 2010.

Employees – All Persons who are employed by the Bank or the Holding Company.

Employee Plans – Any one or more Tax-Qualified Employee Stock Benefit Plans of the Bank or the Holding Company, including any ESOP.

ESOP – The Bank’s Employee Stock Ownership Plan and related trust.

Federal Reserve – Board of Governors of the Federal Reserve System.

FDIC – Federal Deposit Insurance Corporation.

Holding Company – Carroll Bancorp, Inc., the corporation formed for the purpose of acquiring all of the shares of capital stock of the Bank in connection with the Conversion, which shall be incorporated in Maryland, or such other state as shall be designated by the Board of Directors. Shares of Common Stock of the Holding Company will be issued in the Conversion to Participants and others in the Offering.

Independent Appraiser – The appraiser retained by the Holding Company and the Bank to prepare an appraisal of the pro forma market value of the Subscription Shares.

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Liquidation Account – The interest in the Bank received by Eligible Account Holders and Supplemental Eligible Account Holders in exchange for their interest in the Bank in connection with the Conversion.

Member – Any Account Holder or Borrower, to the extent provided in the Bank’s charter and bylaws.

Offering – The offering and issuance, pursuant to this Plan, of Common Stock in a Subscription Offering, Community Offering or Syndicated Community Offering, as the case may be.

Offering Range – The range of the number of shares of Common Stock offered for sale in the Offering. The Offering Range shall be equal to the Appraised Value Range divided by the Subscription Price.

Officer – An executive officer of the Bank or the Holding Company, as appropriate in the context, which includes the Chief Executive Officer, President, Vice Presidents in charge of principal business functions, Secretary and Treasurer and any Person performing functions similar to those performed by the foregoing persons.

Order Form – Any form (together with any cover letter and acknowledgment) sent to any Participant or Person containing, among other things, a description of the alternatives available to such Person under this Plan and by which any such Person may make elections regarding subscriptions for Subscription Shares.

Other Member – Any Member on the Voting Record Date who is not an Eligible Account Holder or Supplemental Eligible Account Holder.

Participant – Any Eligible Account Holder, Employee Plan, Supplemental Eligible Account Holder, or Other Member.

Person – An individual, a corporation, a partnership, an association, a joint-stock company, a limited liability company, a trust, an unincorporated organization, or a government or political subdivision of a government.

Plan – This Plan of Conversion of the Bank as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

Prospectus – The one or more documents used in offering the Subscription Shares.

Qualifying Deposit – The aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

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Resident – Any Person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

SEC – Securities and Exchange Commission.

Special Meeting of Members – The special meeting of the Voting Members and any adjournments thereof held to consider and vote upon this Plan.

Subscription Offering – The offering of Subscription Shares to Participants.

Subscription Price – The price per Subscription Share to be paid by Participants and others in the Offering. The Subscription Price will be determined by the Board of Directors of the Holding Company and fixed prior to the commencement of the Subscription Offering.

Subscription Shares – Shares of Common Stock offered for sale in the Offering.

Supplemental Eligible Account Holder – Any Person, other than Directors and Officers of the Bank and the Holding Company and their Associates (except as otherwise permitted by the Commissioner), holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder.

Supplemental Eligibility Record Date – The date for determining Supplemental Eligible Account Holders, which shall be the last day of the calendar quarter preceding Commissioner approval of the application for conversion.

Syndicated Community Offering – The offering of Subscription Shares, at the sole discretion of the Holding Company, following the Subscription and Community Offerings through a syndicate of broker-dealers.

Tax-Qualified Employee Stock Benefit Plan – Any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Internal Revenue Code of 1986, as amended. The Bank may make scheduled discretionary contributions to a tax-qualified employee stock benefit plan, provided such contributions do not cause the Bank to fail to meet its regulatory capital requirements. A “Non-

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Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution plan that is not so qualified.

Voting Member – Any Person who at the close of business on the Voting Record Date is entitled to vote as a Member of the Bank pursuant to its charter and bylaws.

Voting Record Date – The date fixed by the Directors for determining eligibility to vote at the Special Meeting of Members.

3.	PROCEDURES FOR CONVERSION

A. The Plan shall be adopted by a vote of not less than two-thirds of the members of the Board of Directors of the Bank.

B. The Holding Company shall be incorporated under Maryland law and the Board of Directors of the Holding Company shall concur in the Plan.

C. The Plan, the Bank’s amended and restated articles of incorporation and all other requisite material shall be submitted to the Commissioner for approval and the FDIC for non-objection, and the Holding Company shall make application with the Commissioner and the Federal Reserve to acquire the stock of the Bank. Notice of the adoption of this Plan by the Board of Directors of the Bank will be published in a newspaper having general circulation in each community in which an office of the Bank is located, and copies of this Plan will be made available at each office of the Bank for inspection by members. The Bank also will publish a notice, as provided in the applicable regulations, of its application with the FDIC to convert. The Holding Company will publish notice, as provided in the applicable regulations, of its application with the Federal Reserve to acquire the stock of the Bank.

D. Promptly following approval by the Commissioner and receipt of non-objection by the FDIC, this Plan will be submitted to a vote of the Voting Members at the Special Meeting of Members. At the Special Meeting of Members, (i) each Borrower as of the Voting Record Date shall be entitled to cast one vote in person or by proxy, and (ii) each Account Holder as of the Voting Record Date shall be entitled to cast one vote in person or by proxy for every $100.00 of Deposit Accounts, or fraction thereof, such Account Holder had at the Bank as of the Voting Record Date. No Voting Member may cast more than 1,000 votes at the Special Meeting of Members. Deposits held in trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are provided under the trust instrument or other governing document or applicable law. Deposits held in an Individual Retirement Account or Keogh Account may be voted by the Bank if no other instructions are received. The Bank will mail to all Voting Members, at their last known address appearing on the records of the Bank as of the Voting Record Date, a proxy statement in either long or summary form describing this Plan, which will be submitted to a vote of Voting Members at the Special Meeting of Members. The Holding Company also will mail to all Participants either a Prospectus and Order Form for the purchase of Subscription Shares or a letter informing them of their right to receive a Prospectus and Order Form and a postage-prepaid card to request such materials, subject to other provisions of this Plan. In addition, all Voting Members will receive, or be given the opportunity to request

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by either returning a postage-prepaid card which may be distributed with the proxy statement or by phone call or letter addressed to the Bank’s Secretary, a copy of this Plan. Upon approval of this Plan by a majority of the votes eligible to be cast, the Holding Company and the Bank will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion and the Offering. The Conversion must be completed within 24 months of the approval of this Plan by Voting Members, unless a longer time period is permitted by governing laws and regulations.

E. The Conversion will be effected as follows, or in any other manner that is consistent with the purposes of this Plan and applicable laws and regulations: (1) the Bank will amend and restate its articles of incorporation to reflect a Maryland commercial bank, which authorizes the issuance of capital stock; (2) the Holding Company will purchase all of the capital stock issued by the Bank in connection with its conversion from mutual to stock form, for at least 85% of the net proceeds of the Offering; and (3) the Holding Company will issue the Common Stock in the Offering as provided in this Plan. Each of the steps set forth below shall be deemed to occur in such order as is necessary to consummate the Conversion pursuant to this Plan, the intent of the Board of Directors of the Holding Company and the Board of Directors of the Bank, and applicable federal and state regulations and policy. Approval of this Plan by Voting Members also shall constitute approval of each of the transactions necessary to implement this Plan.

The Board of Directors of the Bank may determine for any reason at any time prior to the issuance of the Subscription Shares not to utilize a holding company form of organization in the Conversion. If the Board of Directors determines not to complete the Conversion utilizing a holding company form of organization, the stock of the Bank will be issued and sold in accordance with this Plan. In such case, the Holding Company’s registration statement will be withdrawn from the SEC and the Bank will take steps necessary to complete the Conversion, including filing any necessary documents with the Commissioner and the FDIC, and will issue and sell the Subscription Shares in accordance with this Plan. In such event, any subscriptions or orders received for Subscription Shares of the Holding Company shall be deemed to be subscriptions or orders for common stock of the Bank, and the Bank shall take such steps as permitted or required by the Commissioner, the FDIC and the SEC.

G. The Holding Company shall register the offer and sale of the Subscription Shares with the SEC and any appropriate state securities authorities.

H. Upon completion of the Conversion, the legal existence of the Bank shall not terminate but the stock form of Bank shall be a continuation of the entity of the mutual form of Bank and all property of the mutual form of Bank, including its right, title and interest in and to all property of whatever kind and nature, whether real, personal, or mixed, and things, and every right, privilege, interest and asset of every conceivable value or benefit then existing or pertaining to it, or which would inure to it, immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed shall vest in the stock form of Bank. The stock form of Bank shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same was possessed, held and enjoyed by the mutual form of Bank. The stock form of Bank at the time and the taking effect of the Conversion shall continue

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to have and succeed to all the rights, obligations and relations of the mutual form of Bank. All pending actions and other judicial or administrative proceedings to which the mutual form of Bank was a party shall not be discontinued by reason of the Conversion, but may be prosecuted to final judgment or order in the same manner as if the Conversion had not been made and the stock form of Bank resulting from the Conversion may continue the actions in its name notwithstanding the Conversion. Upon completion of the Conversion, each Person having a Deposit Account at the Bank prior to the Conversion will continue to have a Deposit Account, without further payment therefore, in the same amount and subject to the same terms and conditions (except for Liquidation Rights) as in effect prior to the Conversion. All of the Bank’s insured Deposit Accounts will continue to be insured by the FDIC to the extent provided by applicable law. All Borrowers will continue to make their payments pursuant to the terms and conditions of the existing loan documents.

I. The home office and branch offices of the Bank shall be unaffected by the Conversion. The executive offices of the Holding Company shall be located at the current offices of the Bank.

J. The Bank shall obtain either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion of counsel with respect to applicable state tax laws, to the effect that consummation of the transactions contemplated by the Conversion and this Plan will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Holding Company or the Bank, or to the account holders receiving subscription rights before or after the Conversion, except in each case to the extent, if any, that subscription rights are deemed to have value on the date such rights are issued.

4.	HOLDING COMPANY APPLICATIONS AND APPROVALS

The Boards of Directors of the Holding Company and the Bank will take all necessary steps to convert the Bank to stock form, form the Holding Company and complete the Offering. The Bank and the Holding Company shall as applicable make timely applications to the Commissioner, FDIC and the Federal Reserve and filings with the SEC for any requisite regulatory approvals to complete the Conversion.

5.	SALE OF SUBSCRIPTION SHARES

The Subscription Shares will be offered simultaneously in the Subscription Offering to the Participants in the respective priorities set forth in this Plan. The Subscription Offering may begin as early as the mailing of the proxy statement for the Special Meeting of Members. The Common Stock will not be insured by the FDIC. The Bank will not extend credit to any Person to purchase shares of Common Stock.

Any shares of Common Stock for which subscriptions have not been received in the Subscription Offering may be issued in the Community Offering. The Subscription Offering may begin prior to the Special Meeting of Members and, in that event, the Community Offering and any Syndicated Community Offering also may begin prior to the Special Meeting of Members.

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The offer and sale of Common Stock prior to the Special Meeting of Members, however, is subject to the approval of this Plan by Voting Members.

Shares of Common Stock remaining after the Subscription Offering, and the Community Offering, should one be conducted, may be sold in a Syndicated Community Offering or in any manner that will achieve the widest distribution of the Common Stock. The Syndicated Community Offering may be conducted in addition to, or instead of, a Community Offering. The issuance of Common Stock in any Subscription Offering and any Community Offering will be consummated simultaneously on the date the sale of Common Stock in the Syndicated Community Offering is consummated and only if the required minimum number of shares of Common Stock has been issued and sold.

6.	PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES

The total number of shares, or a range thereof, of Subscription Shares to be offered for sale in the Offering will be determined jointly by the Boards of Directors of the Bank and the Holding Company immediately prior to the commencement of the Subscription and Community Offerings, and will be based on the Appraised Value Range and the Subscription Price. The Offering Range will be equal to the Appraised Value Range divided by the Subscription Price. The estimated pro forma consolidated market value of the Holding Company will be subject to adjustment within the Appraised Value Range if necessitated by market or financial conditions, with the receipt of any required approvals of the Commissioner, and the maximum of the Appraised Value Range may be increased by up to 15% subsequent to the commencement of the Subscription Offering to reflect changes in market and financial conditions or demand for the shares. The number of Subscription Shares issued in the Offering will be equal to the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Subscription Price.

In the event that the Appraised Value Range is increased or decreased to reflect market, economic or financial conditions, a resolicitation of subscribers may be required, provided that up to a 15% increase above the maximum of the Appraised Value Range set forth in the Prospectus will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Bank and the Holding Company shall establish, if all required regulatory approvals are obtained.

Notwithstanding the foregoing, Subscription Shares will not be issued unless, prior to the consummation of the Offering, the Independent Appraiser confirms to the Bank, the Holding Company, and the Commissioner, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the number of Subscription Shares issued in the Offering multiplied by the Subscription Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company. If such confirmation is not received, the Holding Company may cancel the Offering, extend the Offering and establish a new Subscription Price and/or Appraised Value Range, or take such other action as the Commissioner may permit.

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The Common Stock to be issued in the Offering shall be fully paid and non-assessable.

7.	RETENTION OF OFFERING PROCEEDS BY THE HOLDING COMPANY

The Holding Company may retain up to 15% of the proceeds of the Offering. The Offering proceeds will provide additional capital to the Holding Company and the Bank for future growth of the Bank’s assets, products and services in a highly competitive and regulated financial services environment and would facilitate the continued expansion through acquisitions of financial service organizations, continued diversification into other related businesses and for other business and investment purposes, including the possible payment of dividends and possible future repurchases of the Common Stock as permitted by applicable federal and state regulations and policy. Following the Conversion, the Bank may distribute additional capital to the Holding Company from time to time, subject to the Commissioner’s regulations governing capital distributions.

8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

A. Each Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 5% of the shares of Common Stock issued in the Offering, 0.10% of the total number of shares of Common Stock offered in the Offering, or fifteen times (15) the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the provisions of Section 14.

B. In the event that Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which such Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

C. Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates that are based on deposits made by such persons during the 12 months preceding the Eligibility Record Date shall be subordinated to the subscription rights of all other Eligible Account Holders.

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9.	SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

The Employee Plans of the Holding Company and the Bank shall have subscription rights to purchase in the aggregate up to 10% of the Subscription Shares issued in the Offering, including any Subscription Shares to be issued as a result of an increase in the maximum of the Offering Range after commencement of the Subscription Offering and prior to completion of the Offering. Consistent with applicable laws and regulations and practices and policies, the Employee Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such subscription rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirements. The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director or Officer of the Holding Company or the Bank. If the final valuation exceeds the maximum of the Appraised Value Range, up to 10% of the Subscription Shares issued in the Offering may be sold to the Employee Plans notwithstanding any oversubscription by Eligible Account Holders. Alternatively, if permitted by the Commissioner, the Employee Plans may purchase all or a portion of such shares in the open market.

10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)

A. Each Supplemental Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 5% of the shares of Common Stock issued in the Offering, 0.10% of the total number of shares of Common Stock offered in the Offering, or fifteen times (15) the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares offered in the Offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the availability of sufficient shares after filling in full all subscription orders of the Eligible Account Holders and Employee Plans and to the purchase limitations specified in Section 14.

B. In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each such subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Supplemental Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each such Supplemental Eligible Account Holder bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

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If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

11.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)

A. Each Other Member shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of 5% of the shares of Common Stock issued in the Offering or 0.10% of the total number of shares of Common Stock offered in the Offering, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders and to the purchase limitations specified in Section 14.

B. In the event that such Other Members subscribe for a number of Subscription Shares which, when added to the Subscription Shares subscribed for by the Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of Subscription Shares to be issued, the available shares will be allocated to Other Members so as to permit each such subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares for which each such Other Member has subscribed. Any remaining shares will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied in the proportion that the amount of the subscription of each such Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

12.	COMMUNITY OFFERING

Shares for which subscriptions have not been received in the Subscription Offering may be issued and sold in the Community Offering through a direct community marketing program that may use a broker, dealer, consultant or investment banking firm experienced and expert in the sale of savings institutions securities. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. In the event orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons and trusts of natural persons residing in the Community, so that each Person in such category of the Community Offering, to the extent possible, may receive the lesser of 100 shares or the number of shares they ordered. Remaining shares will then be allocated on an equal number of shares basis per order in this category. In the event orders for Common Stock from Community residents in the Community Offering are filled, but orders from the general public exceed the number of shares available for sale among the general public, a similar allocation method will be used. The Holding Company shall use its best efforts consistent with this Plan to distribute Common Stock sold in the Community Offering in such a manner as to promote the widest distribution practicable of such stock. The Holding Company reserves the right to reject any or all orders in whole or in part, which are received in the Community Offering. In the Community Offering,

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any Person may purchase up to 5% of the shares of Common Stock issued in the Offering, subject to the purchase limitations specified in Section 14.

13.	SYNDICATED COMMUNITY OFFERING

If feasible, the Board of Directors may determine to offer Subscription Shares not issued in the Subscription Offering or the Community Offering in a Syndicated Community, subject to such terms, conditions and procedures as may be determined by the Holding Company, in a manner that will achieve the widest distribution of the Common Stock, subject to the right of the Holding Company to accept or reject in whole or in part any subscriptions in the Syndicated Community Offering. In the Syndicated Community Offering, any Person may purchase up to 5% of the shares of Common Stock issued in the Offering, subject to the purchase limitations specified in Section 14.

Provided that the Subscription Offering has begun, the Holding Company may begin the Syndicated Community Offering at any time, provided that the completion of the offer and sale of the Common Stock will be conditioned upon the approval of this Plan by Voting Members. If the Syndicated Community Offering does not begin pursuant to the provisions of the preceding sentence, such offering will begin as soon as practicable following the date upon which the Subscription and Community Offerings terminate.

If for any reason a Syndicated Community Offering of shares of Common Stock not sold in the Subscription and Community Offerings cannot be effected, or in the event that any insignificant residue of shares of Common Stock is not sold in the Subscription and Community Offerings or in the Syndicated Community, if possible, the Holding Company will make other arrangements for the disposition of unsubscribed shares aggregating at least the minimum of the Offering Range. Such other purchase arrangements will be subject to receipt of any required approval of the Commissioner.

14.	LIMITATION ON PURCHASES

The following limitations shall apply to all purchases and issuances of Subscription Shares:

A. The maximum number of shares of Common Stock that may be subscribed for and purchased in all categories in the Offering by any Person or Participant shall not exceed up to 5% of the shares of Common Stock issued in the Offering. The maximum number of shares of Common Stock that may be subscribed for or purchased in all categories in the Offering by any Person or Participant together with any Associates or group of Persons Acting in Concert shall not exceed up to 5% of the shares of Common Stock issued in the Offering, except that the Employee Plans may subscribe for up to 10% of the Common Stock issued in the Offering (including shares issued in the event of an increase in the maximum of the Offering Range of 15%).

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B. The maximum number of shares of Common Stock that may be issued to or purchased in all categories of the Offering by Officers and Directors and their Associates in the aggregate, shall not exceed 34% of the shares of Common Stock issued in the Offering.

C. A minimum of 25 shares of Common Stock must be purchased by each Person or Participant purchasing shares in the Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

If the number of shares of Common Stock otherwise allocable pursuant to Sections 8 through 13, inclusive, to any Person or that Person’s Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Common Stock allocated to each such Person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person’s Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above limits.

Depending upon market or financial conditions, the Board of Directors of the Holding Company, with the receipt of any required approvals of the Commissioner and without further approval of Voting Members, may decrease or increase the purchase limitations in this Plan. The 5% maximum purchase limitations may be increased to up to 9.99%, provided that orders for Common Stock exceeding 5.0% of the shares of Common Stock issued in the Offering shall not exceed in the aggregate 10.0% of the total shares of Common Stock issued in the Offering. Requests to purchase additional Subscription Shares in the event that the purchase limitation is so increased will be determined by the Board of Directors of the Holding Company in its sole discretion. In the event that a purchase limit is increased, subscribers whose subscriptions are increased will be required to supply immediately available funds. Wire transfers will be allowed.

In the event of an increase in the total number of shares offered in the Offering due to an increase in the maximum of the Offering Range of up to 15% (the “Adjusted Maximum”), the additional shares may be used to fill the Employee Plans orders and then may be allocated in accordance with the priorities set forth in this Plan.

For purposes of this Section 14, the Directors, Officers and Employees of the Bank and the Holding Company shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Directors of the Bank or the Holding Company.

Each Person purchasing Common Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

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15.	PAYMENT FOR SUBSCRIPTION SHARES

All payments for Common Stock subscribed for in the Subscription Offering and Community Offering must be delivered in full to the Bank or Holding Company, together with a properly completed and executed Order Form, on or prior to the expiration date of the Offering; provided, however, that if the Employee Plans subscribe for shares in the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock subscribed for by such plans at the Subscription Price upon consummation of the Offering.

Payment for Common Stock subscribed for shall be made by personal check, money order or bank draft. Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares for which they have subscribed by authorizing the Bank on the Order Form to make a withdrawal from the designated types of Deposit Accounts at the Bank in an amount equal to the aggregate Subscription Price of such shares. Such authorized withdrawal shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber’s Deposit Account but may not be used by the subscriber during the Offering. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. In its sole discretion, the Holding Company may accept payment for Subscription Shares by wire transfer. Funds received by check, money order or bank draft will be held in a segregated account at the Bank. Interest on funds received by check, money order or bank draft will be paid by the Bank at not less than the statement savings rate. Such interest will be paid from the date payment is processed by the Bank until consummation or termination of the Offering. If for any reason the Offering is not consummated, all payments made by subscribers in the Subscription and Community Offerings will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal. The Bank is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the Offering, and therefore, will not do so.

16.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

As soon as practicable after the Registration Statement of which the Prospectus prepared by the Holding Company and the Bank is a part has been declared effective by the SEC, Order Forms will be distributed to the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members at their last known addresses appearing on the records of the Bank as of the Voting Record Date for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available for use by those Persons to whom a Prospectus is delivered.

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Each Order Form will be preceded or accompanied by a prospectus describing the Holding Company, the Bank, the Common Stock and the Offering. Each Order Form will contain, among other things, the following:

A. A specified date by which all Order Forms must be received by the Bank or the Holding Company, which date shall be not less than 20 days, nor more than 45 days, following the date on which the Order Forms are mailed by the Holding Company, and which date will constitute the termination of the Subscription Offering unless extended;

B. The Subscription Price per share for shares of Common Stock to be sold in the Offering;

C. A description of the minimum and maximum number of Subscription Shares that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Subscription and Community Offering;

D. Instructions as to how the recipient of the Order Form is to indicate thereon the number of Subscription Shares for which such person elects to subscribe and the available alternative methods of payment therefore;

E. An acknowledgment that the recipient of the Order Form has received a final copy of the Prospectus prior to execution of the Order Form;

F. A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Holding Company within the subscription period such properly completed and executed Order Form, together with payment in the full amount of the aggregate purchase price as specified in the Order Form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offerings (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber’s Deposit Account at the Bank); and

G. A statement to the effect that the executed Order Form, once received by the Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company.

Notwithstanding the above, the Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or facsimiled order forms.

17.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

In the event Order Forms (a) are not delivered by the United States Postal Service, (b) are not received from the subscriber or are received after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment),

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or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Participant to whom such rights have been granted will lapse as though such Person failed to return the completed Order Form within the time period specified thereon; provided, however, that the Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Holding Company may specify. The above also applies to Persons who do not have subscription rights. The interpretation of the Holding Company of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the Commissioner.

18.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

The Holding Company will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Person resides in a foreign country; or in a State of the United States with respect to which any of the following apply: (A) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state; (B) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Holding Company under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; and (C) such registration or qualification would be impracticable for reasons of cost or otherwise.

19.	ESTABLISHMENT OF LIQUIDATION ACCOUNT

The Bank shall establish at the time of the Conversion, a Liquidation Account in an amount equal to the Bank’s total equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Offering. Following the Conversion, the Liquidation Account will be maintained by the Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance, in relation to his Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or to such balance as it may be subsequently reduced, as hereinafter provided.

In the unlikely event of a complete liquidation of the Bank (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their Deposit Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then adjusted subaccount balance for his Deposit Account then held, before any liquidation distribution may be made to any holders of the Bank’s capital stock. No merger, consolidation, purchase of bulk assets with assumption of Deposit Accounts and other liabilities, or similar transactions with an FDIC-insured institution, in which the Bank is not the surviving

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institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of the Qualifying Deposits of such Account Holder and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Account on each such record date. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

If, at the close of business on any December 31 annual closing date, commencing on or after the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero.

The creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of any of the equity accounts of the Bank, except that the Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below (i) the amount required for the Liquidation Account; or (ii) the regulatory capital requirements of the Bank.

20.	VOTING RIGHTS OF STOCKHOLDERS

Following consummation of the Conversion, the holders of the voting capital stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company.

21.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

A. All shares of Common Stock purchased by Directors or Officers of the Holding Company or the Bank in the Offering shall be subject to the restriction that, except as provided in this Section 21 or as may be approved by the Commissioner and FDIC, no interest in such shares may be sold or otherwise disposed of for value for a period of one year following the date of purchase in the Offering.

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B. The restriction on disposition of Subscription Shares set forth above in this Section 21 shall not apply to the following:

(1) Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, as the case may be, which has been approved by the Commissioner and any appropriate federal regulatory agency; and

(2) Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of this Plan.

C. With respect to all Subscription Shares subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

(1) Each certificate representing shares restricted by this section shall bear a legend prominently stamped on its face giving notice of the restriction;

(2) Instructions shall be issued to the stock transfer agent for the Holding Company not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

(3) Any shares of capital stock of the Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding Subscription Shares subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Subscription Shares.

22.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION

For a period of three years following the Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the Commissioner and the FDIC, any outstanding shares of Common Stock except through a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Common Stock made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Bank or the Holding Company (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term “investment representative” shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

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23.	TRANSFER OF DEPOSIT ACCOUNTS

Each person holding a Deposit Account at the Bank at the time of Conversion shall retain an identical Deposit Account at the Bank following Conversion in the same amount and subject to the same terms and conditions (except as to voting and liquidation rights).

24.	REGISTRATION AND MARKETING

Within the time period required by applicable laws and regulations, the Holding Company will register the securities issued in connection with the Offering pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the requirement that registration be maintained for three years may be fulfilled by any successor to the Holding Company. In addition, the Holding Company will use its best efforts to encourage and assist a market maker to establish and maintain a market for the Common Stock and to list those securities on a national or regional securities exchange to the extent the Common Stock qualifies for listing on such exchange.

25.	TAX RULINGS OR OPINIONS

Consummation of the Conversion is expressly conditioned upon prior receipt by the Bank of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling, an opinion of counsel, or a letter of advice from their tax advisor with respect to applicable state tax laws, to the effect that consummation of the transactions contemplated by the Conversion and this Plan will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Holding Company or the Bank, or to the account holders receiving subscription rights before or after the Conversion, except in each case to the extent, if any, that subscription rights are deemed to have value on the date such rights are issued.

26.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

A. The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Offering, including without limitation, an ESOP. Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Common Stock in the Offering, to the extent permitted by the terms of such benefit plans and this Plan.

B. The Holding Company and the Bank are authorized to enter into employment agreements with their executive officers.

C. The Holding Company and the Bank are authorized to adopt stock option plans, restricted stock grant plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that such plans conform to any applicable requirements of federal regulations.

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27.	RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY

A. For a period of three years from the date of consummation of the Conversion, no person, other than the Holding Company, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Bank without the prior written consent of the Commissioner.

B. The Articles of Incorporation of the Holding Company may contain a provision stipulating that in no event shall any record owner of any outstanding shares of Common Stock who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote with respect to any shares held in excess of 10%. In addition, the Articles of Incorporation and Bylaws of the Holding Company may contain provisions that prohibit cumulative voting for the election of directors and provide for staggered terms of the directors, limitations on the calling of special meetings, a fair price provision for certain business combinations and certain notice requirements.

C. For the purposes of this section:

(1) The term “person” includes an individual, a firm, a corporation or other entity;

(2) The term “offer” includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

(3) The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

(4) The term “security” includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a “security” as defined in 15 U.S.C. § 77b(a)1.

28.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

A. The Holding Company shall comply with any applicable regulation in the repurchase of any shares of its capital stock following consummation of the Conversion.

B. The Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below (i) the amount required for the liquidation account, or (ii) the federal or state regulatory capital requirements.

29.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE

The Effective Date of the Conversion shall be the date of the closing of the sale of all shares of the Common Stock after all requisite regulatory and Voting Member approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and

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orders for Subscription Shares have been received. The closing of the sale of all shares of Common Stock sold in the Offering shall occur simultaneously on the effective date of the closing.

30.	EXPENSES OF CONVERSION

The Bank and the Holding Company may retain and pay for the services of legal, financial and other advisors to assist in connection with any or all aspects of the Conversion, including the Offering, and such parties shall use their best efforts to assure that such expenses are reasonable.

31.	AMENDMENT OR TERMINATION OF PLAN

If deemed necessary or desirable, this Plan may be substantively amended as a result of comments from the Commissioner or otherwise at any time prior to solicitation of proxies from Voting Members to vote on this Plan by the Board of Directors of the Bank, and at any time thereafter by the Board of Directors of the Bank with the concurrence of the Commissioner. Any amendment to this Plan made after approval by Voting Members with the approval of the Commissioner shall not require further approval by Voting Members unless otherwise required by the Commissioner. The Board of Directors of the Bank may terminate this Plan at any time prior to the Special Meeting of Members to vote on this Plan, and at any time thereafter with the concurrence of the Commissioner.

By adopting this Plan, Voting Members of the Bank authorize the Board of Directors of the Bank to amend or terminate this Plan under the circumstances set forth in this Section 31.

32.	CONDITIONS TO CONVERSION

Consummation of the Conversion pursuant to this Plan is expressly conditioned upon the following:

A. Prior receipt by the Bank of rulings of the United States Internal Revenue Service and the state taxing authorities, or opinions of counsel or tax advisers as described in Section 25;

B. The issuance of a minimum number of Subscription Shares offered in the Offering; and

C. The completion of the Conversion within the time period specified in Section 3.

33.	INTERPRETATION

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the Commissioner.

Dated: March 11, 2011